Exhibit 12.1


                              EXTENDED STAY AMERICA, INC.



Statement Re:  Computation of Ratio of Earnings to Combined Fixed Charges

                                                                                                                Three Months Ended
                                                                Year Ended December 31,                              March 31,
                                                                                                               ---------------------
                                            1996       1997        1998         1999        2000                 2000         2001
                                            ----       ----        ----         ----        ----                 ----         ----
                                                     (Amounts in thousands of dollars)

Pre-tax income from operations           $ 12,990    $ 8,474    $ 67,253     $ 135,302    $192,831             $ 35,946     $ 47,738
                                         =========================================================             =====================

Fixed charges:
  Interest costs, both expensed
  and capitalized, and amortization
  of debt costs                          $    332    $ 1,731    $ 38,138      $ 66,289    $ 87,065             $ 19,300     $ 22,318
                                         =========================================================             =====================

Ratio of earnings to fixed charges        39.1265     4.8954        1.76          2.04        2.21                 1.86         2.14
                                         =========================================================             =====================
